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FEBRUARY 13, 2013 / 03:30PM  GMT, TVL - LIN TV Corp. Conference Call on the NBC Joint Venture Transaction

This filing relates to the sale by LIN TV Corp. (“LIN TV”) of its interest in the NBC joint venture and the proposed merger of LIN TV with and into LIN Media LLC (a wholly owned subsidiary of LIN TV).  On February 13, 2013, LIN TV held an Investor Conference Call regarding the sale and proposed merger.  The following is a transcript of the call:

CORPORATE PARTICIPANTS

Denise Parent LIN TV Corp. - SVP & Chief Legal Counsel

Vince Sadusky LIN TV Corp. - President & CEO

Rich Schmaeling LIN TV Corp. - SVP & CFO

CONFERENCE CALL PARTICIPANTS

Marci Ryvicker Wells Fargo Securities - Analyst

Barry Lucas Gabelli & Co. - Analyst

Davis Hebert Wells Fargo Securities - Analyst

John Kornreich JK Media - Analyst

Dennis Leibowitz Act II Partners - Analyst

Sal Muoio SM Investors - Analyst

Avi Steiner JPMorgan - Analyst

PRESENTATION

Operator

Welcome to the LIN TV Corp.’s conference call on the NBC joint venture transaction. Today’s call is being recorded. Now the Company will read a brief legal statement.

Denise Parent  - LIN TV Corp. - SVP & Chief Legal Counsel

This conference call may include forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those described in the Company’s press release and filings made with the SEC, all of which are available in the Investor Relations section on the Company’s website at LINMedia.com and on the SEC’s website at SEC.gov.

Many of these factors are beyond the Company’s control and the Company undertakes no obligation to publicly update or revise any forward-looking statements unless required by applicable law. The Company will also file with the SEC a proxy statement regarding the proposed merger. Stockholders are urged to read the proxy statement and other documents related to the transaction when they become available because they will contain important information. Investors will be able to obtain these documents on the Company’s website and the SEC’s website or by contacting the Company directly.

Please also note that the Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies when the proxies are solicited with respect to the proposed merger transaction. However, this communication is not a solicitation of a proxy from any security holder of the Company. Investors may obtain information regarding the names, affiliations and interest of such individuals in the Company’s filings. At this time I will turn the call over to the Company’s President and CEO, Vince Sadusky. Vince.

Vince Sadusky  - LIN TV Corp. - President & CEO

Thanks, Denise. Good morning and welcome to our NBC JV transaction conference call. I will begin by making a few opening remarks and then I will hand it off to Rich Schmaeling, our Chief Financial Officer, to take you through the details of the transaction.

I am very pleased that we are here today talking to you about the Comcast/GE transaction that closed yesterday and the pending LLC Conversion transaction. These transactions will resolve once and for all the NBC JV guarantee and tax overhangs that created a cloud of uncertainty over our Company for many years.

FEBRUARY 13, 2013 / 03:30PM  GMT, TVL - LIN TV Corp. Conference Call on the NBC Joint Venture Transaction

In addition, yesterday we renewed our NBC affiliation agreements for all seven television stations plus satellites that we own that are currently affiliated with NBC. The new agreements went into effect January 1, 2013 and expire January 1, 2017.

We’ve been working very hard for a long time to resolve the JV and I’d like to spend just a moment to acknowledge a number of people. First I would like to thank the teams at NBC and Comcast for pushing this transaction forward and for their continued support.

I would also like to thank the many people at GE and GECC that over the years were willing to listen and entertain a number of different ideas for how we could unwind the joint venture.

I would also like to thank the hard-working and persistent LIN team and the great team of professionals at Weil Gotshal, Price Waterhouse and our advisors at Deutsche Bank. We wouldn’t be here today without their commitment and their many important contributions. I will now hand it over to Rich to take you through the details.

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

Thanks and good morning, everyone. Yesterday in exchange for a $100 million payment to the NBC JV, which was used by the JV to pay down the GECC note to $715.5 million, LIN was released from its guarantee of the GECC note.

In addition, Comcast purchased the note from GECC for $602 million and then GECC canceled the remaining note balance of $113.5 million. As a result of this transaction LIN will recognize a taxable gain of $715.5 million and we expect that about $142 million of this gain will be characterized as ordinary income and the remaining gain of about $753 million -- $773 million, excuse me, as capital gains.

LIN intends to use its NOLs to shelter this ordinary income and in order to offset in whole or in part the capital gains. Concurrent with the Comcast/GE transaction, LIN entered into an agreement to execute a transaction to convert into a partnership for tax purposes with the result that we expect to realize a built in capital loss between LIN’s basis and the stock of its sub, LIN Television Corporation, and the fair market value of this stock as of the closing date of this transaction.

As further described in our press release, the LLC Conversion is expected to generate sufficient capital losses to fully offset the recognized capital gains if LIN’s stock price at the closing of the conversion is less than or equal to approximately $10.75 per share. At closing prices greater than this amount up to approximately $12.20 per share, LIN will need to consume its remaining NOLs to offset the recognized capital gains. And at a closing price above $12.20, LIN would begin to incur cash taxes.

In our press release you will find a sensitivity analysis that details the cash tax consequences for each dollar per share that our stock price at closing of the conversion exceeds $12.20 per share. We expect to be able to complete the LLC conversion within the next four to six months. This timing is largely dependent on how long it takes to complete the SEC review of the necessary registration statement and proxy materials and the time it takes to solicit and complete the formal vote and approval of our stockholders.

At the closing of the conversion, shares of LIN stock will convert into like shares representing limited liability company interests of LIN Media LLC on a 1-to-1 basis.

From the perspective of our stockholders, the conversion will be a taxable event. Stockholders will recognize gain or possibly loss at the closing date of the conversion as if they sold their LIN shares at the stock price used to complete this transaction. We believe that these tax consequences may cause some of our shareholders to sell a portion of their LIN shares to cover their expected income tax liability.

Subsequent to the closing of the conversion LIN Media LLC will be treated as a partnership for purposes of federal and state income taxes and, as a result, will provide its shareholders with an annual K-1. As LIN Media LLC will merely be a holding company with the stock of LIN Television Corporation as its only asset, this K-1 won’t reflect any activity unless LIN Television Corporation makes a distribution to or has other activity with LIN Media LLC.

We will account for the Comcast GE transaction in the fourth quarter of 2012 by recording a charge related to the $100 million payment to the JV and by accounting for the related income tax effects, including establishing a current income tax liability for $164 million. This liability is expected to be reversed in whole or in part upon the closing of the LLC Conversion transaction.

The sources of funds used to make the $100 million payment to the JV and to pay the transaction fees and expenses of approximately $7 million was provided by a combination of cash on hand, a draw against our revolver and a new incremental Term Loan B. This incremental facility is a five-year $60 million term loan priced consistent with our repricing transaction in December, L plus 300 with a 1% floor.

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FEBRUARY 13, 2013 / 03:30PM  GMT, TVL - LIN TV Corp. Conference Call on the NBC Joint Venture Transaction

Pro forma for this transaction, our leverage at the end of 2012 would have been 3.6 times. I will now turn the call back to the operator for questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). Marci Ryvicker, Wells Fargo.

Marci Ryvicker  - Wells Fargo Securities - Analyst

First of all congratulations. I know this is important to you and to your shareholders. I have a couple questions; we are trying to get through the details. That $164 million, is that the maximum capital gains liability tax that you would recognize if your stock were let’s say $18 or $19?

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

That’s right. So that $164 million as of 12-31-12 is net of all of our NOLs. And if our stock price at the closing is $10.75 or less we will reverse that $164 million and we will also reinstate some of the NOLs previously utilized to shelter the capital gain.

But for whatever reason if our stock price runs up higher, we’ll pay the $164 million. In addition you will see in the analysis, Marci, that we would also start incurring added cash taxes because the recognized capital losses would be less as our stock price increases.

Marci Ryvicker  - Wells Fargo Securities - Analyst

Okay, and then if your stock continues to rise do you have to convert to an LLC or can you choose -- if you’re going to be paying taxes anyway can you choose to stay a C-Corp at that point in time? Or is this a done deal, set in stone?

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

Yes, think about the -- I think I might have misspoke earlier, the $573 million of capital gains that we are going to recognize, that unsheltered is $210 million of -- about $210 million of cash taxes. In order for us to kind of essentially run out of gas and not generate capital losses to shelter, our stock price would have to run all the way up past $20.

We think that’s not likely in the short-term horizon. And so we expect at closing that we are going to generate very significant capital losses that will allow us to shelter the vast majority of perhaps fully the $573 million of capital gains we expect to recognize.

Marci Ryvicker  - Wells Fargo Securities - Analyst

Okay, and then the other question is, what is the risk of the conversion not getting done? What may be the biggest obstacle here?

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

I think the only obstacle is time. So we think that it’s going to take four to six months. The transaction does require a formal solicitation and vote of our shareholders; we are highly confident we will get that vote. And then the time to execute is dependent upon how rapidly we get through the SEC review process. So we think it takes four to six months, I think that the only risk that I worry about now is how long it takes to execute.

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FEBRUARY 13, 2013 / 03:30PM  GMT, TVL - LIN TV Corp. Conference Call on the NBC Joint Venture Transaction

Marci Ryvicker  - Wells Fargo Securities - Analyst

Thank you.

Operator

(Operator Instructions). Barry Lucas, Gabelli & Company.

Barry Lucas  - Gabelli & Co. - Analyst

Congratulations on lifting the cloud, we all appreciate it. Rich or Vince, any other approvals required for this -- I mean, for example the IRS, how certain or how confident -- and I’m sure you are fairly confident, but I haven’t seen a transaction like this. So it feels a little novel. What is your confidence level on this?

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

From a tax perspective, Barry, we are very confident. We will have a [should] level tax opinion from our outside tax counsel supporting our planned tax return positions. And we also feel that the code sections implicated here are kind of known ground. This is not -- this may be novel of course for a public company to be doing what we are doing, but these kinds of transactions have happened before.

So it is not new tax that we are kind of inventing here, it’s not a greenfield. So we are confident in that and the IRS doesn’t have to approve the transaction. We will file it on our tax return and we think the prospects of being challenged under audit are very low.

Barry Lucas  - Gabelli & Co. - Analyst

Okay, that’s very helpful. Maybe second item, on the affiliation agreements, it may be early days but can you at least address the issue of programming costs? And I’m assuming that there is going to be reverse comp is part of the agreement?

Vince Sadusky  - LIN TV Corp. - President & CEO

Yes, we feel -- we can’t really comment on the economics of the deal other than disclosing the term, Barry. But as you know, the industry is -- the market has moved as retrans has moved and significantly in the right direction, the compensation back to the networks has increasingly become part of the affiliation agreements as well. We can’t speak specifically to it, but of course all that is kind of factored into the expense guidance and the revenue guidance we provide each year.

Barry Lucas  - Gabelli & Co. - Analyst

Okay, and just the last area, does -- how much does this change -- I don’t want to say your attitude. You have been involved certainly in consolidation within the industry, with the most recent transactions. But does this free you up more as an example? Does it open the path for even further consolidation or opportunity?

Vince Sadusky  - LIN TV Corp. - President & CEO

It’s a good question, I think our answers over the years have been pretty consistent. We look at all the deals that are available, we participate in few. We’re pretty protective of this kind of class of assets, we have created these very highly rated television stations.

But it will make us -- if we do make a decision to become more active in the television space I think it will be helpful in that we are now kind of trading in line with our peers. Whereas for the most recent acquisition we did, for example, the New Vision acquisition, it was only because of our superior projected synergies we had on the cost side, the revenue side, the retrans side that we were able to be competitive and ultimately win the day with that group.

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FEBRUARY 13, 2013 / 03:30PM  GMT, TVL - LIN TV Corp. Conference Call on the NBC Joint Venture Transaction

Most -- we are not because we had traded at that discount to our peers. So very hard for us to make a -- have a transaction be necessarily accretive when you are dealing with a multiple discount plus to your peers. So we will continue to look and I think we have kind of got a history, we only do deals that make sense.

We do believe in the consolidation of the industry and we have seen it taking place, we think more of that will occur going on in the future where scale increasingly matters for a maturing industry. But I don’t see our outlook changing other than from a cost discipline perspective. This may be a bit more helpful in that we are now at least trading in line with our peers and given our superior digital assets we believe at some point we should certainly trade at a premium.

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

When the asset conversion transaction closes, hopefully.

Vince Sadusky  - LIN TV Corp. - President & CEO

Yes, right.

Barry Lucas  - Gabelli & Co. - Analyst

Okay. Great, thanks very much and, again, congratulations.

Vince Sadusky  - LIN TV Corp. - President & CEO

Thanks, Barry.

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

Thank you.

Operator

Davis Hebert, Wells Fargo.

Davis Hebert  - Wells Fargo Securities - Analyst

Good morning and congrats, thanks for taking the questions. Just on the fixed income side, are there any -- is there any bond covenant language that could get in the way here, whether it is mergers, the sale of substantially all assets? I’m not sure how this fits in that language. But would you need to ask for consent or is there anything there to worry about?

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

Yes, thanks, Davis. The answer is no. The indentures -- the entity that is merging is LIN TV Corp., our top holdco, not LIN Television Corporation, which is referred to in the indentures as part of the merger and consolidation of sales, sale of assets provision.

So we have been through all of our indentures, we have been through our credit documents and are comfortable that our credit document specifically permits this transaction and we don’t implicate any of the provisions in the indenture that could trip us up. We will have to change the guarantor in that today it is LIN TV Corp., tomorrow it will be LIN Media LLC.

Davis Hebert  - Wells Fargo Securities - Analyst

FEBRUARY 13, 2013 / 03:30PM  GMT, TVL - LIN TV Corp. Conference Call on the NBC Joint Venture Transaction

Okay, got it. And you gave a leveraged number; you said that was pro forma for what exactly?

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

Yes, so the 3.6 as of 12-31-12 is pro forma for this transaction including the $100 million payment that we made to the joint venture.

Davis Hebert  - Wells Fargo Securities - Analyst

But does not include any I guess guesstimate on a tax -- on a cash tax outlay?

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

No.

Davis Hebert  - Wells Fargo Securities - Analyst

Stock price. Right.

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

That’s right.

Barry Lucas  - Gabelli & Co. - Analyst

Okay, and then can you provide what cash on hand total debt was at year-end?

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

I can. So at end of year our net debt was about $844 million and cash was like $46 million.

Davis Hebert  - Wells Fargo Securities - Analyst

Okay, got it. And the repayment schedule on the new term loan B, is that like a typical 1% per year schedule?

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

Yes, exactly. It is consistent with the existing term loan B and 1% amortization per year.

Davis Hebert  - Wells Fargo Securities - Analyst

Okay. And I’m sorry, just to clarify on the -- I guess the maximum possible tax outlay, because there are a lot of numbers being thrown out. I just want to make sure I was clear on that. What is the maximum amount I guess if your stock runs, as you pointed out, that you would have to pay in this situation?

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

FEBRUARY 13, 2013 / 03:30PM  GMT, TVL - LIN TV Corp. Conference Call on the NBC Joint Venture Transaction

Well, so, if our stock runs -- if our stock was above $20 per share we would have no capital losses to shelter the capital gain. And so it would be $164 million. Somebody answered that question earlier; if I confused you, Marci, I apologize. So the maximum cash tax liability is $164 million.

And I was thinking about it from the perspective of at closing if our stock price is above about $12.20 we start incurring cash taxes. So you saw that for each buck above $12.20, it’s about $19, all the way up to potentially $164 million if our stock price is in excess of $20.

Davis Hebert  - Wells Fargo Securities - Analyst

Okay but all right, all very helpful. Thanks again.

Operator

(Operator Instructions). John Kornreich, JK Media.

John Kornreich  - JK Media - Analyst

Just a clarification, Rich, the debt was $844 million, is that net of the cash?

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

Yes.

John Kornreich  - JK Media - Analyst

Okay, so then gross debt is about $890 million minus $45 million?

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

Yes.

John Kornreich  - JK Media - Analyst

Okay. And the leverage ratio you gave was based on the net debt?

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

That’s right.

John Kornreich  - JK Media - Analyst

Okay. Final question unrelated. When are you doing your year-end conference call?

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

We haven’t scheduled it yet, John. We are hoping it is going to be around the end of February, first days of March. We are in the midst of our audit right now.

FEBRUARY 13, 2013 / 03:30PM  GMT, TVL - LIN TV Corp. Conference Call on the NBC Joint Venture Transaction

John Kornreich  - JK Media - Analyst

Okay. And finally, Vince, given the complexity of this deal and the ingenuity I vote for a big raise and bonus for Rich.

Vince Sadusky  - LIN TV Corp. - President & CEO

(Laughter) yes, both he and Denise did really a wonderful job. This has been, as I mentioned early on, it has been a lot of attempts over the years and a lot of really smart ideas by a lot of smart advisors. And I think we were able to kind of bring this together only as a result of the willingness and cooperation of Comcast and NBC and GE. And Rich really was the quarterback on this and had terrific tenacity in working this. So your point is well taken, John.

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

Thank you, John.

John Kornreich  - JK Media - Analyst

Incredible job, Rich.

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

Thank you, John.

Operator

Dennis Leibowitz, Act II Partners.

Dennis Leibowitz  - Act II Partners - Analyst

Just a follow-up on Barry’s earlier question about the change in attitude, I was wondering in terms of return of capital -- I mean, one of the reasons your stock had been lower was the lack of a dividend compared to the others, share repurchases and whatever. So, does this change your attitude, leverage targets or anything else in terms of return of capital priorities?

Vince Sadusky  - LIN TV Corp. - President & CEO

I think what we think about a dividend we had mentioned I guess a while back that as we reduced our leverage to get it into our target zone, that we would engage in both share purchases and consider other shareholder friendly actions.

Given where the stock price was over the last year plus up until probably the last 100 to 110 days or so we were engaged solely in share purchases in terms of a shareholder friendly action. And I think that is going to turn out to be a pretty smart transaction for -- the buy back is pretty smart for all of our shareholders.

Going forward, this transaction really adds only a half a turn of leverage or so. So as we are projecting to be on or around our projected leverage levels, we will certainly take into consideration more shareholder friendly actions in terms of returning cash and dividend is certainly something that’s on our radar screen.

Dennis Leibowitz  - Act II Partners - Analyst

Thanks.

FEBRUARY 13, 2013 / 03:30PM  GMT, TVL - LIN TV Corp. Conference Call on the NBC Joint Venture Transaction

Operator

(Operator Instructions). [Alec Seranelli], SM Investors.

Sal Muoio  - SM Investors - Analyst

Hi, this is Sal Muoio. I just want to -- structure is relatively sort of unique and I just wanted to understand sort of what the Board -- if you could, I don’t know if you can do this -- just summarize the advantages, disadvantages of the kind of structure that’s on the table.

Obviously you have a partnership, you can eliminate one layer of taxation and -- but from LIN’s perspective and also from the perspective of shareholders, just what do you think the positives and negatives are of this sort of structure?

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

I think what’s important is that if you look at the $573 million of capital gains we’re recognizing unsheltered, that is about $210 million of cash tax cost. So the transaction allows us to avoid cash taxes again depending on where our share price is that the closing of the transaction. And that is significant, of course.

And once we are a partnership, once we are an LLC -- from our perspective, because LIN Media LLC’s only asset is its interest, its ownership of the stock of LIN Television Corporation, it is not going to matter much to our shareholders in that there likely won’t be any if -- perhaps a modest amount of income at the LIN Media LLC level that will be recognized by shareholders on a K-1.

It’s -- so if we declare a dividend of course and flow that dividend through, it’s going to be the same as if you were owning shares of LIN TV Corp.’s common stock. So we think in substance the different corporate form, once the market understands it, is not going to have a meaningful difference between being a corporation.

Sal Muoio  - SM Investors - Analyst

Right, okay. All right, thank you.

Operator

Avi Steiner, JPMorgan.

Avi Steiner  - JPMorgan - Analyst

Thanks. One quick question here. Can you remind us what Hicks Muse’s stake in the Company is? I don’t know if you can tell us their basis. And does this pave the way or make it difficult for Hicks to exit their position? Thank you.

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

With regard to their basis, it wouldn’t be surprising to know that their basis is a little bit north of $20 per share. So this capital loss that exists within our structure is a result of the LBO back in 1998 and their basis per share is somewhat north of $20. And this capital loss is real -- unfortunately there are real economic losses that have occurred during their ownership. And then --

Vince Sadusky  - LIN TV Corp. - President & CEO

And with regard, Avi, to their ability -- whether this enhances or decreases their ability to sell, I mean of course only they can make that decision. But this overhang has been a contingent liability that has been challenging to value. And so, when you have something that is hard to value you have a tendency to kind of risk-adjust to the conservative, especially over the last several years the way the markets have been. So I would think if anything this would be a positive in terms of marketability.

FEBRUARY 13, 2013 / 03:30PM  GMT, TVL - LIN TV Corp. Conference Call on the NBC Joint Venture Transaction

Avi Steiner  - JPMorgan - Analyst

Fair enough. And I’m sorry if I missed it. Do you mention what their stake is fully diluted, if you can?

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

It is about 30-some-odd percent.

Avi Steiner  - JPMorgan - Analyst

Thanks a lot, guys. Appreciate it.

Operator

And it appears there are no further questions. I would like to turn the conference back over to Mr. Sadusky for any additional or closing remarks.

Vince Sadusky  - LIN TV Corp. - President & CEO

That is it. Again, this was a long time coming. Appreciate the thoughtful questions from the folks on the phone. All of you have followed this -- the Company for a long time. We appreciate your interest and we are very excited to remove this contingent liability once and for all and have the ability to be able to transact in a way that is unencumbered by this guarantee overhang. So thank you all very much.

Rich Schmaeling  - LIN TV Corp. - SVP & CFO

Hey, Avi, just to go back -- Hicks Muse’s ownership is about 43%, sorry. Thank you.

Vince Sadusky  - LIN TV Corp. - President & CEO

Thank you.

Operator

And that does conclude today’s conference. We thank you for your participation.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

This communication is not a solicitation of a proxy from any security holder of LIN TV Corp. (“LIN TV”).  The merger will be submitted to LIN TV’s stockholders for their consideration, and in connection with such consideration, LIN TV and LIN Media LLC (“LIN LLC”) expect to file with the Securities and Exchange Commission (“SEC”) a definitive proxy statement to be used to solicit LIN TV stockholder approval of the Merger, as well as other relevant documents concerning the proposed merger, as part of a registration statement related to class A common shares of LIN LLC.  Security holders are urged to read the proxy statement/prospectus, registration statement and any other relevant documents when they become available because they will contain important information about LIN TV, LIN LLC and the merger, including its terms and anticipated effect and risks to be considered by LIN TV’s stockholders in connection with the merger. The proxy statement/prospectus and other documents relating to the merger (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov.  The documents (when they are available) can also be obtained free of charge from LIN TV on its website (www.linmedia.com) or upon written request to LIN TV Corp., Attention: Secretary, One West Exchange Street, Suite 5A, Providence, Rhode Island 02903, or by calling (401) 454-2880.   Information on LIN TV’s website does not constitute a part of this Current Report on Form 8-K.

PARTICIPANTS IN THE SOLICITATION

In addition, LIN TV and its officers and directors may be deemed to be participants in the solicitation of proxies from LIN TV stockholders with respect to the merger. A description of any interests that LIN TV’s officers and directors may have in the merger will be available in the proxy statement/prospectus when it becomes available. Information concerning LIN TV’s directors and executive officers is set forth in LIN TV’s proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 12, 2012 and its Annual Report on Form 10-K, which was filed with the SEC on March 15, 2012. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to the investor relations page on LIN TV’s website at www.linmedia.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this Current Report regarding the merger of LIN TV and LIN LLC, the expected timetable for completing the merger, future financial and operating effects and benefits of the merger, financial condition, results of operations and business and any other statements about LIN TV or LIN LLC managements’ future expectations, beliefs, goals, plans or prospects constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of LIN TV’s management, based on information currently available to our management. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.  All of these forward-looking statements are based on estimates and assumptions made by LIN TV’s management, which, although it believes them to be reasonable, are inherently uncertain. Therefore, you should not place undue reliance upon such estimates or statements. LIN TV cannot assure you that any of such estimates or statements will be realized and actual results may differ materially from those contemplated by such forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those described in LIN TV’s Annual Report on Form 10 K for the year ended December 31, 2011 and its most recent quarterly reports filed with the SEC, and the following:

•                  the ability to consummate the merger;

•                  the satisfaction of other conditions to consummation of the merger;

•                  the potential adverse effect on our liquidity if the merger is not consummated;

•                  the ability to realize anticipated benefits of the merger;

•                  the potential impact of the announcement of the merger or consummation of the Merger, including a potential impact to the value of LIN TV’s common stock and results of operations;

•                  business, regulatory, legal or tax decisions;

•                  changes in tax laws and policies;

•                  economic conditions, including adverse changes in the national and local economies in which our stations operate and volatility and disruption of the capital and credit markets;

•                  increased competition, including from newer forms of entertainment and entertainment media, changes in distribution methods or changes in the popularity or availability of programming;

•                  adverse state or federal legislation or regulation or adverse determinations by regulators, including adverse changes in, or interpretations of, the exceptions to the Federal Communications Commission duopoly rule and the allocation of broadcast spectrum;

•                  declines in the domestic advertising market;

•                  further consolidation of national and local advertisers;

•                  global or local events that could disrupt television broadcasting; and

•                  changes in television viewing patterns, ratings and commercial viewing measurement.

Many of these factors are beyond our control. Forward-looking statements contained herein speak only as of the date hereof. LIN TV disclaims any intention or obligation to update any forward looking statements, and it undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.